UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – October 6, 2014

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

112 North Curry Street, Carson City, Nevada 89703
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. Blaise A. Aguirre and Mr. Christopher Rich as Members of the Board of Directors

Effective October 7, 2014, Dr. Blaise A. Aguirre and Mr. Christopher Rich were appointed as members of the Board of Directors of Gilla Inc. (the “Company”).

In addition to serving as a member of the Board of Directors, Mr. Rich, an actor and producer, will serve as an advisor to the Company on advertising, media, product development and user experience matters, and will be appearing in the promotional videos for the Company’s products. Mr. Rich will be paid fees for such services, and for his services as a director, in amounts to be determined. Previously, the Company paid Mr. Rich 10,000 shares of common stock, valued at $1,000 and $500 in cash for appearing in a promotional video.

Dr. Aguirre will receive the same compensation as the Company’s other independent directors, which amount has not been set at the present time and will be set in the future.

Item 8.01    Other Events.

Liquidation of Subsidiary Drinan Marketing Ltd.

On October 6, 2014, the Company’s wholly owned subsidiary Drinan Marketing Ltd. (“Drinan”) held a meeting of Drinan’s creditors, whereby Drinan, with the approval of the Company as its sole shareholder, agreed that Drinan, by reason of its liabilities, be wound up by way of a voluntary liquidation and that Mr. Aengus Burns of the accounting firm of Grant Thorton and Mr. Patric Black of the accounting firm of CB Accounting Services be appointed as joint liquidators for the purposes of the winding up of Drinan.

Press Release

On October 9, 2014, the Company issued a press announcing the appointments of Dr. Blaise A. Aguirre and Mr. Christopher Rich as members of the Company’s Board of Directors.

A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated October 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Dated: October 10, 2014	By:	/s/ J. Graham Simmonds
Name: J. Graham Simmonds
Title: Chief Executive Officer

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